Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 2016 Equity Incentive Plan of our report dated March 31, 2020, relating to the financial statements of Foresight Autonomous Holdings Ltd. (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Registrant’s ability to continue as a going concern) appearing in the Annual Report on Form 20-F of Foresight Autonomous Holdings Ltd. for the year ended December 31, 2019.

/s/ Brightman Almagor Zohar & Co.

A Firm in the Deloitte Global Network

Tel Aviv, Israel

June 26, 2020